Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Elric Martinez	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(888) 253-3628
emartinez@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Second Quarter 2008 Results

LOS GATOS, CA, August 6, 2008 - Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, today announced results for the second quarter of 2008.

“Second quarter results highlight our emphasis on residential solar power installations and the continued growth in that market. Second quarter revenues of $7.1 million reflect a 6.5% sequential increase in residential installations, but were overshadowed by a decline of 79% in commercial installations,” said Barry Cinnamon, president and chief executive officer. “Although our pipeline of commercial jobs has never been larger, because commercial installations span multiple quarters we expect to see continued revenue volatility as commercial projects become a larger portion of our revenue mix.

On the cost side, we reduced cash G&A operating expenses by $0.6 million during the quarter, a greater amount than we had anticipated at the beginning of the quarter, and have reduced headcount by 36 positions since the beginning of the year. We remain on track to remove a total of $2 million in cash expenses by year end compared to our original plan.”

“To help cash-strapped consumers purchase a solar power system, they now have a range of financing options -- including residential Power Purchase Agreements (PPAs), leases and home equity lines. Commercial customers continue to take advantage of PPA financing to purchase their systems,” Cinnamon added.

“As part of our strategy of pursuing market segments in which we have a competitive advantage, we introduced the Andalay Flat Roof system during the quarter. Optimized for large commercial flat roofs, this new Andalay system satisfies an unmet need for a highly reliable flat roof installation that is lightweight, very quick to install and does not require a myriad of potentially leaky roof penetrations. In the residential market, Andalay panels continue to maintain their premium pricing. In addition to receiving several industry awards for Andalay, we also received U.S. Patent # 7,406,800, covering certain key claims of our technology.”

Cinnamon concluded, “Despite the prolonged uncertainty about the passage of the Investment Tax Credit (ITC), interest in solar power shows no signs of abating; our backlog at the end of the second quarter was $13.6 million, bookings are at record levels; and our pipeline of residential and commercial projects continues to grow and extend into the first half of 2009. Still, there is no question that economic weakness and the delay in the passage of the ITC is impeding industry growth this year.”

“We now expect to grow revenue in 2008 between 30% and 40% over 2007, with the growth rate contingent on the number of commercial jobs completed before the ITC expires at the end of 2008. Our growing backlog and expanding pipeline of both residential and commercial jobs gives us confidence that we have the right strategy and necessary infrastructure to capitalize on pent up demand in 2009 and achieve a profitable business model. As a result, we expect to achieve cash breakeven in the second half of 2009 assuming passage of the ITC in early 2009.”

Financial Results
Net sales for the second quarter of 2008 were $7.1 million, a decrease of 6.0% compared to $7.5 million in net sales in the second quarter of 2007 and a decrease of 42% compared to $12.2 million in sales in the first quarter of 2008. Net sales for the first six months of 2008 were $19.3 million, up 39.9% from the same period last year.

Gross profit for the second quarter of 2008 was $1.0 million, or 14.8% of sales, compared to $1.8 million, or 23.6% of sales, in the second quarter of 2007 and compared to $2.4 million, or 19.7% of sales, in the first quarter of 2008. Compared to both the prior year and first quarter, gross profit margin declined due primarily to higher than anticipated costs on commercial projects started in the first quarter and completed in the second quarter. For the first half of 2008, gross profit was $3.5 million compared to $3.3 million for the same period last year; gross profit margin for the first six months of 2008 was 17.9% compared to 23.7% last year.

Total operating expenses for the second quarter of 2008 were $6.2 million compared to $3.7 million for the same period last year and $7.1 million in the first quarter of 2008. Compared to the second quarter of 2007, the $2.5 million variance consisted of higher compensation expense and costs associated with having 12 offices this year compared to 7 offices in the second quarter of 2007.  Compared to the first quarter of 2008, the 13.5% decline in operating expenses was due primarily to personnel reductions. Total operating expenses for the first half of 2008 were $13.3 million compared to $6.1 million in the first half of 2007.

Net loss for the second quarter of 2008 was $5.1 million, or $0.18 per share, compared to a net loss of $1.9 million, or $0.10 per share, in the second quarter of 2007 and a net loss of $4.6 million, or $0.16 per share in the first quarter of 2008. Net loss for the first six months of 2008 was $9.7 million, or $0.35 per share compared to $2.9 million, or $0.16 per share for the first half of 2007.

Installations for the quarter amounted to approximately 854 kilowatts compared to approximately 935 kilowatts last year and approximately 1,587 kilowatts in the first quarter of 2008.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) today to discuss its second quarter 2008 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 877-225-1676 in the U.S. International callers should dial 706-643-9669. The passcode is 56201820. If you are unable to participate in the call at this time, the webcast will be archived on the company’s website. In addition, a telephonic replay will be available for seven business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687. International callers should dial 706-645-9291. The passcode is 56201820.

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's new integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website at www.akeena.com.

Safe Harbor

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

 AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net sales	$7,061,699	$7,510,861	$19,310,071	$13,803,291
Cost of sales	6,019,310	5,741,097	15,852,127	10,533,961
Gross profit	1,042,389	1,769,764	3,457,944	3,269,330
Operating expenses
Sales and marketing	2,128,929	1,314,285	4,245,223	2,082,416
General and administrative	4,039,943	2,358,374	9,052,300	3,996,235
Total operating expenses	6,168,872	3,672,659	13,297,523	6,078,651
Loss from operations	(5,126,483)	(1,902,895)	(9,839,579)	(2,809,321)
Other income (expense)
Interest income (expense), net	27,000	(21,417)	161,939	(48,395)
Total other income (expense)	27,000	(21,417)	161,939	(48,395)
Loss before provision for income taxes	(5,099,483)	(1,924,312)	(9,677,640)	(2,857,716)
Provision for income taxes	-	-	-	-
Net loss	$(5,099,483)	$(1,924,312)	$(9,677,640)	$(2,857,716)

Loss per common and common equivalent share:
Basic	$(0.18)	$(0.10)	$(0.35)	$(0.16)

Diluted	$(0.18)	$(0.10)	$(0.35)	$(0.16)

Weighted average shares used in computing loss
per common and common equivalent share:
Basic	28,101,597	19,446,723	27,930,895	17,963,434

Diluted	28,101,597	19,446,723	27,930,895	17,963,434

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$13,033,094	$22,313,717
Restricted cash	4,489,065	-
Accounts receivable, net	8,565,740	9,465,055
Other receivables	611,440	278,636
Inventory, net	8,259,401	8,848,467
Prepaid expenses and other current assets, net	2,158,553	3,055,787
Total current assets	37,117,293	43,961,662
Property and equipment, net	1,974,134	1,796,567
Customer list, net	-	84,698
Goodwill	298,500	318,500
Other assets	218,658	162,880
Total assets	$39,608,585	$46,324,307
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,454,502	$6,716,475
Customer rebate payable	409,172	346,097
Accrued liabilities	1,759,659	1,431,880
Accrued warranty	1,014,371	647,706
Deferred purchase price payable	-	20,000
Deferred revenue	597,561	1,442,834
Credit facility	4,489,065	-
Current portion of capital lease obligations	17,991	24,130
Current portion of long-term debt	219,357	191,845
Total current liabilities	9,961,678	10,820,967

Capital lease obligations, less current portion	41,903	46,669
Long-term debt, less current portion	644,222	644,595
Total liabilities	10,647,803	11,512,231

Commitments, contingencies and subsequent events

Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized;
none issued and outstanding at June 30, 2008 and December 31, 2007	-	-
Common stock $0.001 par value; 50,000,000 shares authorized; 28,216,338 and
27,410,684 shares issued and outstanding at June 30, 2008 and December 31, 2007	28,216	27,411
Additional paid-in capital	51,238,059	47,412,518
Accumulated deficit	(22,305,493)	(12,627,853)
Total stockholders' equity	28,960,782	34,812,076
Total liabilities and stockholders' equity	$39,608,585	$46,324,307